Exhibit 10.2

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (this “Agreement”) is entered into as of this 10th day of July, 2026, by and between 4475 EXECUTIVE DRIVE LLC, a Delaware limited liability company (“Landlord”), and CALIDI BIOTHERAPEUTICS, INC., a Delaware corporation (“Tenant”).

r e c i t a l s:

A. Landlord and Tenant entered into that certain Lease dated as of October 10, 2022 (the “Original Lease”), as modified by that certain Confirmation of Lease Terms dated as of February 28, 2023, by and between Landlord and Tenant (the “Confirmation”), pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, certain space located on the 2nd floor (the “Premises”) in that certain building located at 4475 Executive Drive, San Diego, California (the “Building”). The Original Lease, as modified by the Confirmation, may be referred to herein as the “Lease”.

B. Tenant and Landlord desire to enter into this Agreement in order to terminate the Lease and to release one another from their respective obligations thereunder, except as otherwise provided herein.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the conditions and the covenants hereinafter contained, and for other consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Termination of the Lease. Subject to satisfaction of the Contingency (as defined in Section 7 below) and subject to all of the terms and conditions set forth herein, Landlord and Tenant hereby agree that the Lease shall terminate and be of no further force or effect (except for those provisions that, by their express terms, survive the expiration or earlier termination thereof) as of September 30, 2026 (“Termination Date”); provided, however, that in the event substantial completion of the New Premises (as defined in Section 7 below) has not occurred on or before the Termination Date, then Tenant shall have the right to remain in the Premises after the Termination Date for fourteen (14) days after substantial completion of the New Premises, and the Termination Date shall be the date during such fourteen (14) day period upon which Tenant surrenders the Premises to Landlord.

2. Surrender of Premises. Tenant hereby agrees to vacate the Premises and surrender and deliver exclusive possession of the Premises to Landlord on or before the Termination Date in accordance with the Lease, including, but not limited to, in accordance with Tenant’s surrender obligations in Article 15 of the Original Lease. If Tenant fails to so vacate and surrender and deliver exclusive possession of the Premises to Landlord on or before such date, then the holdover provisions of the Lease shall apply.

3. Modification of Tenant’s Rent Obligations . As consideration for Landlord entering into this Agreement, and notwithstanding anything in the Lease to the contrary, Landlord and Tenant acknowledge and agree that, during the period from June 1, 2026, and continuing until the Termination Date, Tenant shall pay Base Rent equal to Twenty-Five Thousand Nine Hundred Eighty-Four and 25/100 Dollars ($25,984.25) per month during such period and shall also pay, as Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs, an amount equal to Ten Thousand Two Hundred Twelve and 94/100 Dollars ($10,212.94) per month during such period.

4. Representations. Tenant represents and warrants to Landlord that (a) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease; (b) no other person, firm or entity has any right, title or interest in Tenant’s rights under the Lease; (c) Tenant has the full right, legal power and actual authority to enter into this Agreement and to terminate the Lease without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that, as of the date hereof, there are no, and as of the Termination Date there shall not be any mechanics’ liens or other liens encumbering all or any portion of the Premises by virtue of an act or omission on the part of Tenant or its predecessors, contractors, agents, employees, successors or assigns. Landlord represents and warrants to Tenant that Landlord has the full right, legal power and authority to enter into this Agreement and to terminate the Lease. Notwithstanding the termination of the Lease provided for herein, the representations and warranties set forth in this Paragraph 4 shall survive the Termination Date, and the parties shall be liable for any inaccuracy or any breach thereof.

5. Contingency. Notwithstanding the full execution and delivery of this Agreement by Landlord and Tenant, this Agreement is subject to and conditioned upon Landlord’s affiliate, BP3-SD4 5580 Morehouse Drive LLC, and Tenant entering into a lease (“New Lease”) for Suite 120 (“New Premises”) in the building located at 5580 Morehouse Drive, San Diego, California (the “Contingency”)

6. Attorneys’ Fees. Should any dispute arise between the parties hereto or their legal representatives, successors and assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute.

7. Brokers. Each of Tenant and Landlord represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Agreement.

8. Governing Law. This Agreement shall be governed and construed under the laws of the State of California.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

10. Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective legal representatives, successors and assigns.

11. Time of the Essence. Time is of the essence of this Agreement and the provisions contained herein.

12. Further Assurances. Landlord and Tenant hereby agree to execute such further documents or instruments as may be necessary or appropriate to carry out the intention of this Agreement.

13. Voluntary Agreement. The parties have read this Agreement and, on the advice of counsel, they have freely and voluntarily entered into this Agreement.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the date first set forth above.

“LANDLORD”	4475 EXECUTIVE DRIVE LLC, a Delaware limited liability company

	By:	/s/ W. Neil Fox, III
	Name:	W. Neil Fox, III
	Its:	Chief Executive Officer

“TENANT”	CALIDI BIOTHERAPEUTICS, INC., a Delaware corporation

	By:	/s/ Andrew Jackson
	Name:	Andrew Jackson
	Its:	Chief Financial Officer

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